                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

         The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996. The computations below reflect the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998.

                                               THREE MONTHS ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                              ----------------------------           --------------------------------------
                                               1999                  1998            1998        1997                  1996
                                               ----                  ----            ----        ----                  ----
Net loss applicable to shares of
  Common Stock and Common
  Stock equivalents...................                            $(538,690)                     $(1,708,418)          $(733,973)

Average number of shares of
  Common Stock outstanding............                             1,968,891                       1,964,351           1,700,991
  Common Stock equivalents............                             1,425,404                       1,425,404             283,293
Total shares of Common
  Stock and Common Stock
  equivalents.........................                             3,394,295                       3,389,755           1,984,284

Primary loss per share of
  Common Stock........................                               $(0.27)                          $(0.87)             $(0.43)

Fully diluted loss per share of
  Common Stock........................                               $(0.16)                          $(0.50)             $(0.37)

         Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.